Exhibit 5
July 6, 2007
Superior Energy Services, Inc.
1105 Peters Road
Harvey, Louisiana 70058
Ladies and Gentlemen:
     We have acted as counsel for Superior Energy Services, Inc., a Delaware corporation (the “Company”), in connection with the Company’s registration statement on Form S-8 (the “Registration Statement”) with respect to the issuance by the Company of 1,000,000 shares of Common Stock of the Company, $.001 par value per share (the “Common Stock”), pursuant to the terms of the Superior Energy Services, Inc. 2007 Employee Stock Purchase Plan (the “Plan”).
     Based upon the foregoing, and upon our examination of such matters as we deem necessary in order to furnish this opinion, we are of the opinion that the shares of Common Stock referred to herein, when issued on the terms described in the Plan, will be legally issued, fully paid and non-assessable.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

JONES, WALKER, WAECHTER, POITEVENT, CARRÈRE & DENÈGRE, L.L.P.
By:	/s/ William B. Masters
William B. Masters
Partner